Exhibit 11

CRH Code of Business Conduct

Contents 1 Introduction Protecting our integrity 2 Applicability & compliance 2 Acquisitions 2 Contract of employment 3 Violations of the Code 3 Internal audit 3 Doing our business in a responsible way 4 Conflict of interest and outside interests 4 Competition (Anti-trust) law 5 Prevention of bribery & corruption 6 Fraud 6 Safe keeping of assets 7 Employee loans 7 Accounting and records 7 Prevention of money laundering 8 Information technology 9 Data protection 9 Confidential or inside information 9 Dealing with our customers, suppliers and the community 11 Our customers 11 Our suppliers 11 The giving and receipt of entertainment and gifts 11 Political donations 12 Charitable and community donations 12 Communications and media 13 Treating our people with honesty and respect 14 Human rights 14 Employment policies 14 Human resources policy 14 Raising a concern 15 Managing health & safety and the environment 16 Health and safety 16 Drugs and alcohol 17 Environment 17

Introduction CRH plc has a clear strategy of performance and growth becoming a world class player in its sector since the merger, in 1970, of two Irish construction materials companies – Cement Ltd. and Roadstone Ltd. In supporting our continuing growth as a quoted public company we must ensure that we have in place clear guidelines on business conduct and ethical behaviour for our people who represent us in carrying out their daily duties in many different parts of the world. Our corporate culture, while having a global dimension, is firmly based on the belief that local management, with a real understanding of their business and culture, can best serve the needs of all our stakeholders. This freedom to manage and make decisions creates commitment to the very important concept of dual citizenship of both CRH Group and the local company. However this business philosophy requires employees to operate to the highest levels of openness, honesty, integrity and responsible behaviour. These are core values and are repeated elsewhere in this handbook. This Code is intended to be a statement of good practice as it is important that all of us understand what is expected of us as we do our individual jobs. It is not exhaustive and most companies will already have detailed procedures and systems to meet their local requirements. Where there is any doubt or unusual circumstances always seek a second opinion. The Code should be seen in the context that CRH, while aiming for top financial performance and growth, believes that this can only be achieved by excellence in the way we do business and by adhering to the highest standards of corporate and social responsibility. Your support is essential in making the Code a key tool in promoting the well-being of our companies and their employees. THE DIRECTORS OF THE BOARD OF CRH plc Dublin, Ireland December 2007 1

Protecting our integrity APPLICABILITY & COMPLIANCE The CRH Code is applicable, in so far as it relates to individual duties and responsibilities, to employees of Group Companies including those who work part-time or on fixed or temporary contracts. Employees for the purpose of the Code include directors, non-executive directors and officers of the companies. Every manager throughout the Group has the responsibility to follow and implement these guidelines, and it is the responsibility of each company and employee to abide by particular laws and practices applicable to their industry or required by the jurisdictions in which they operate. The Group is defined as those companies where CRH directly or indirectly controls more than 50% of the equity. We encourage companies where we do not have management control to adopt similar guidelines. No manager is authorised to direct an employee to commit an unethical or illegal act. No one can justify such an act by saying that it was directed by someone in a superior position. We will help all employees to abide by this Code and give support where appropriate so that these principles are not compromised. Where necessary, training will be provided to help employees understand their obligations and responsibilities. The application of the Code shall be subject to any restrictions or rights arising from the law in each jurisdiction in which the Group operates. In our devolved structure the primary responsibility for adherence to our Code in individual companies rests with the local Company Managing Director/President and the operating division to which they belong. Each year the Management Board of our companies shall review the operation of the Code. This should be minuted in the Company records. The Managing Director/President will confirm by way of sign-off the operational status of the Code in the Company. ACQUISITIONS As a Group with a strong focus on growth we acquire many companies each year. A programme should be set out for the adoption of the Code by the acquired company as soon as practical. This should be done in a pragmatic way and with due recognition of local culture. In order to facilitate the planning of this, the pre-acquisition due diligence process should include an evaluation of business conduct and ethical issues. 2

CONTRACT OF EMPLOYMENT This Code is not intended to constitute a contract of employment. Some of what is contained in this Code may be covered by local laws or in any individual contract of employment. VIOLATIONS OF THE CODE The guidelines set out in this Code apply to every individual employee taking into account their duties and responsibilities in their employing Company. Any employee who violates the Code may be subject to appropriate disciplinary action by the employing Company subject to local law and agreed procedures. Where an action is also in breach of the law the employee may be subject to prosecution under civil or criminal law. INTERNAL AUDIT The Group has an Internal Audit Department which carries out an independent review of the internal accounting and control functions. It also carries out compliance verification in respect of a number of items included in this Code. A charter, establishing the Internal Audit Department and outlining it’s responsibilities, has been approved by the CRH Board Audit Committee. Under this charter, CRH companies are required to offer full co-operation to the Internal Audit team. The Head of Internal Audit who has direct access to CRH Group Chief Executive Officer, reports functionally to the Chair of the Audit Committee. 3

Doing our business in a responsible way CONFLICT OF INTEREST & OUTSIDE INTERESTS A conflict of interest arises when an employee’s personal interests or opportunity for gain or profit are, or could be interpreted as being in conflict with those of the Group. Personal interests of an employee include those of “closely connected” persons such as blood relatives, relatives through marriage, close personal friends and non-platonic relationships. The relationships set out below are permitted only where they have been explicitly approved in writing by the Managing Director/President of the employing company or next level of authority, as appropriate. Financial Interests Where an employee whose position in a company involves selection or vetting of customers or suppliers, or whose position allows influence over these decisions, has a financial interest in a customer, supplier or competitor. A conflict of interest does not arise if the financial interest is in the form of securities which: are listed on a recognised stock exchange or are traded on a regular over-the-counter- basis, and constitute less than 1% of the total securities of the particular class. Interests in properties Where an employee directly or indirectly owns an interest in real property, leaseholds, patents, or other rights in which the Group has an interest (or in which the employee knows or has reason to believe that the Group is likely to have an interest). 4

Agents of a third party Where an employee acts as an agent of a third party in transactions involving the Group. Closely connected persons carrying out incompatible duties When an employee and a closely connected person carry out functions which, collectively, cause a lack of division of duties affecting internal financial control. Employment, salary and performance evaluation Where an employee is involved in these tasks relating to a closely connected person. Outside commercial or related involvement Where an employee may have an involvement with an outside organisation such as a customer, supplier of goods or services, or a competitor. Other business interests Where commercial or governmental activities of a managerial or directorial nature are undertaken. Involvement in “non-profit” or charity organisations is not regarded as a conflict of interest. Subject to the limitations imposed by this guideline, as well as by any individual employment contract, employees are free to engage in outside activities that do not interfere with the performance of their job or otherwise conflict with the Group’s interests. The existence of an actual or perceived conflict of interest must be disclosed by new employees and existing employees shall notify their employer immediately of any new conflict of interest arising. While the requirement to make such disclosures is mandatory for directors and senior management of each operating company, the individual companies may decide to include additional employees as appropriate. COMPETITION (ANTI-TRUST) LAW CRH believes in operating in a free and open market. By following this principle we will be more effectively driven by the need to be both efficient and innovative. We are fully committed to complying with the competition law applicable in those countries where we are present. All CRH companies shall adopt, as a minimum, the CRH policy and procedures issued to individual companies. No company or its employees shall engage in any form of communication, written, electronic or verbal, with a competitor which has the effect or attempts to: Fix, stabilise or control prices, credit terms, discounts or rebates; Allocate contracts, markets, customers or territories; Boycott certain customers or suppliers; Refrain from or limit the manufacture or sale of any product or service. Companies must ensure that they do not use commercial strategies which could violate competition law regarding monopolisation, or constitute attempts to monopolise or abuse a dominant position in any market. 5

If there is any element of doubt regarding the appropriateness of any communication, contract or commercial strategy in the context of competition, the Company should obtain legal advice. Any breach of this policy poses a risk of serious financial penalty being levied on the individual company. In addition, the person(s) responsible for such action expose themselves to civil and in some jurisdictions criminal liability. This could result in fines, imprisonment and disqualification from acting as an officer of a company. The management of every company shall familiarise themselves with applicable law, participate in appropriate training and annually review their compliance. PREVENTION OF BRIBERY AND CORRUPTION Management must ensure that transactions with third parties are carried out in accordance with all relevant legislation. No payment, in cash or otherwise, which could be interpreted as a bribe should ever be paid to, or accepted from, an individual or organisation with the express or implied condition of gaining commercial advantage or favour accruing to the Company. Third parties include employees or agents (official or unofficial) of suppliers or customers. It is also absolutely forbidden for employees of CRH to seek or accept payments or favours for the granting of contracts, offers of employment etc. In many countries, the Group is both a direct and indirect supplier to governments. Special care should be taken in dealing with governments and their related local, regional and national agencies. No payments, or inducements of any kind, should be made, directly or indirectly, to government employees, politicians, political parties, or party members for commercial or any other favour. FRAUD Fraud is the intentional deception or illegal, unethical, dishonest or improper conduct that could result in gain, profit or advantage to an employee or harm or loss to the Company or another party. Engaging in fraud is a fundamental breach of the core value of honesty and companies should treat it as a most serious breach of discipline. Given our decentralised structure, the practical responsibility for preventing fraudulent losses rests with the management of the individual operating companies and locations. This should be done through the implementation and continued operation of adequate accounting and management controls. The Group has a detailed procedure to be followed in the case of suspected or detected fraud. 6

SAFE KEEPING OF ASSETS Individual company management has the responsibility to ensure that the company’s assets and resources should be used only for their designated purpose and in a proper manner. Special attention should be paid to the prevention of loss of assets and resources by way of deterioration or theft. Assets include premises, equipment, financial facilities, trade secrets and other competitively sensitive proprietary information, patents, trademarks, computer hardware and software. EMPLOYEE LOANS Companies shall not make loans of their funds to employees or “connected persons” except in exceptional circumstances and subject to CRH Group guidelines. ACCOUNTING AND RECORDS The consolidated financial statements of CRH plc are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. In addition, as a public listed company in the United States, CRH is subject to the provisions of the Sarbanes-Oxley Act. This requires management to perform an annual assessment of the effectiveness of internal control. Individual companies must ensure that their accounting functions operate at the highest standard and that accounting records are maintained in accordance with local legislation, relevant accounting standards and CRH Group guidelines. Records, in written or electronic form, are an essential part of the business fabric and therefore these should be kept secure. Apart from the general business need to maintain documents, there may be local legislation requiring certain documents to be retained for specified periods. Documents which may be subject to judicial proceeding or investigations should be identified, preserved and never altered or destroyed. Every company should adopt a plan for document retention with the objectives of contributing to the efficient running of that business and meeting all legal requirements. 7

CRH While Company Finance Directors report directly to their local Managing Director/President, they also have indirect reporting lines and responsibilities on accounting and corporate governance matters, to their Divisional Chief Financial Officer and ultimately the Group Finance Director. PREVENTION OF MONEY LAUNDERING People involved in criminal activities such as drug trafficking, counterfeiting, terrorism, robbery etc., frequently use legitimate businesses as channels to “clean” their illegally acquired funds. Most countries now have laws to counter money laundering and banks have to follow reporting rules including identity checks relating to cash transactions above defined levels. We must be careful to ensure that our companies are not used as a route to launder money. In this case money includes cash, traveller’s cheques, money orders or payments from third party accounts. If an individual wishes to trade with us and settle their bills by such payment then their bona-fides should be checked. Know your customer! Any unusual or doubtful transaction should be discussed with the Company Finance Director. 8

CRH INFORMATION TECHNOLOGY The efficient operation and security of computer equipment is essential for the smooth running of our companies. Individual companies or groupings of companies should adopt policies to meet these objectives and also the CRH Group IT Security Policy. Special attention should be paid to back up arrangements, anti-virus defences, access codes and up-to-date system support. The Company’s information systems, including all computers and related equipment, software, electronic mail systems, passwords, and data stored, remain at all times the property of the Company. As such, employees have no rights of privacy, except as provided by law, when using such information systems and equipment. These information systems are business tools provided by the Company to assist in the conduct of its business, and use of such information systems should be for legitimate business purposes in accordance with individual company policy. The systems should never be used in any way that would be unlawful, offensive, disruptive or harmful to other people; for example, creating, accessing, displaying, storing or transmitting sexually-explicit images or messages, or material that could be racially or ethically offensive, or any other conduct that violates company policies prohibiting discrimination and/or harassment are strictly prohibited. We purchase software from external suppliers which is usually subject to copyright and remains the property of the originator. No illegally copied or purchased software can be used as this could expose both the individual and the Company to legal action. DATA PROTECTION As a Group we collect a large amount of data both in written and electronic format. Most of this will be held by individual operating companies. This information includes data relating to customers, suppliers and personal information on individuals including past and present employees. Extreme care must be taken with respect to the proper use, storage and transmission of this information. Companies must adhere to local law and register with the appropriate data protection agency where regulations so require. CONFIDENTIAL OR INSIDE INFORMATION Employees may acquire confidential information relating to their Company’s operations during their employment. This confidential information must not be repeated to anyone, inside or outside the Company, who has not been authorised to receive it. No employee may reveal to outsiders confidential data such as trade secrets, processes, policy and procedure manuals, marketing plans, sales information, customer lists or information, pricing information or financial data unless the performance of their job requires the disclosure of such information; nor may a former employee use or disclose such confidential information after his or her employment with the Company has ended. It should also be borne in mind that any such data may be subject to the provisions of local data protection laws. CRH plc shares are quoted on the Dublin, London and New York Stock Exchanges. 9

CRH The rules of the Stock Exchanges impose restrictions on dealing in CRH securities by certain employees or persons connected to such employees. Non-public or inside information obtained by an employee may not be used for personal gain by the employee or by a third party as a result of their association with the employee. Use for personal gain includes taking advantage of such information by: trading, or providing information for others to trade: - in CRH plc shares or ADRs, or - in the shares of other companies with which the Group has non-public price-sensitive contact, including but not limited to acquisition evaluation or negotiation. acquiring other property or assets of any kind. The CRH plc policy for securities transactions applies to all employees of the Group who, because of their office or employment, may from time to time be in possession of unpublished price sensitive information in relation to the Group. It restricts share trading by those employees and by persons connected to them, when they are in possession of such unpublished price-sensitive information. It also restricts share trading prior to the announcement of final and interim results in accordance with the London and Dublin Stock Exchange rules. Employees to whom this policy applies are required to be aware of and comply with its contents. In many jurisdictions insider trading or share tipping is a criminal offence. 10

Dealing with our customers, suppliers & the community OUR CUSTOMERS The success of our business strategies relies greatly on the support of our customers. It is essential therefore that our companies develop and maintain mutually good commercial partnerships, based on fairness and honesty, with their customers. We are committed to, and have a responsibility to, supply our goods and services in accordance with all applicable laws relating to Health & Safety and product data requirements. The Company’s general and commercial management should have an appropriate working knowledge of these local requirements. Product promotion and advertising should always be factual and should be presented in a way that is fair and reasonable. We must not engage in making untrue comments regarding competitors or their product offerings. OUR SUPPLIERS Our suppliers are key stakeholders in the performance of our business. We expect them to be quality driven, innovative and efficient thereby giving us value for money. We also expect our suppliers to operate in accordance with the law and to adhere to good ethical practice. In return we strive to be a good partner behaving in a fair and honest manner. We pay special attention to the purchase, directly or indirectly, of products in or from developing economies. We require that our principal suppliers meet good standards in respect of local law concerning human rights, environment and Health & Safety. Due to the nature of our products and business organisation a high proportion of our suppliers are local to our many thousand locations and, therefore, the responsibility for managing our supplier relationships rests with the individual company management. THE GIVING AND RECEIPT OF ENTERTAINMENT AND GIFTS It is sometimes necessary, proper and desirable to give to or receive gifts and entertainment from customers/suppliers. While it is not possible to set specific rules covering every situation, generally gifts, favours and entertainment may be provided if they: Are consistent with customary business practices; Are not excessive in value and cannot be construed as a bribe or a pay-off; Will not embarrass the Company or the employee if publicly disclosed; Are not in contravention of applicable law or ethical standards; Do not violate our customers’ rules pertaining to such matters; Are not in the form of cash, shares or similar instruments. Any doubt of the appropriateness of a gift or entertainment should be discussed with the Company Managing Director/President. All expenditure on gifts should be recorded as such in the Company’s records. 11

CRH POLITICAL DONATIONS The laws governing donations, both direct and indirect, to political parties vary in different parts of the world. In the United States, Federal law and many State laws prohibit corporations from making political contributions. The EU countries also have controls, or public disclosure requirements, on such contributions. As a general rule CRH and its subsidiaries do not make political contributions directly or indirectly to political parties. However, where a contribution is believed to be in the public and Company interest the Divisional Managing Director/President may, subject to the relevant law, give written approval for such a contribution. If there is any potential conflict of interest arising in relation to a donation this must be declared in advance. CHARITABLE AND COMMUNITY DONATIONS As a responsible corporate citizen, CRH encourages active involvement by its companies and employees in local community endeavours. This involvement can be in many forms including the provision of monetary and other assistance. However, given the potential number of requests and opportunities for assistance the response by our companies has to be carefully managed. Serious consideration should be given to the appropriateness of each donation and the effect on the reputation of both the Company and CRH. The following guidelines should be noted: Donations should be approved by the Company Managing Director/President; Financial donations should never be in cash or paid to the personal account of a named individual but only to the account of the institution to which the donation shall be made; Payments via third parties e.g. customers and suppliers are to be discouraged; Donations should not be tied, or give the appearance of being tied, to the execution of a business transaction or governmental action; They should be documented and receipted. If there is any potential conflict of interest arising in relation to a donation this must be declared in advance. Guidelines on limits will be communicated to the companies by the Divisional Managing Director/President. 12

COMMUNICATIONS & MEDIA As a publicly quoted company communications with the outside world play a very important part in the reputation and financial evaluation of the Group. All communications to the media relating to CRH’s financial performance, acquisitions, disposals and any matter which could have a reputation impact on CRH will be handled exclusively by persons nominated by the CRH Group Chief Executive Officer. Individual companies should deal appropriately with local and trade media in relation to normal matters arising. This should normally be managed by the local Company Managing Director/President or a person nominated by him/her. If any doubt arises then the matter should be referred to the next level of authority. Any matter arising which could have a potentially negative impact on CRH’s image or reputation should be communicated immediately to the Divisional Managing Director/President. 13

CRH Treating our people with honesty & respect HUMAN RIGHTS As a Group we are fully committed to human rights. We support, in so far as they are applicable to our companies, the principles as set out in the articles of the United Nations’ Universal Declaration of Human Rights. The Group respects the protection of human rights within our areas of influence including: The protection of the human rights of our employees through policies on equal opportunity and non-discriminatory treatment valuing the diversity it brings to our business; Supporting the application of fair and just remuneration; Respecting freedom of association including the right to join trade unions; Considering human rights implications, where applicable, in investment decisions. Group operating companies shall, in both setting out policy and in practice, take due cognisance of our declared position on human rights when dealing with employees, contractors, customers and suppliers. EMPLOYMENT POLICIES The commitment of our employees is one of the primary factors in the success of CRH. We must ensure that our recruitment and employment practices conform, as a minimum, to all relevant laws and conventions. While insisting that merit is the ultimate basis for recruitment and selection decisions, management must ensure that they apply the principle of equal opportunity, valuing diversity regardless of age, gender, sexual orientation, disability, creed, ethnic origin, pregnancy or any other classifications protected under applicable laws. All employees have a responsibility to ensure that there is harmony in the work place and bullying or harassment will not be tolerated. HUMAN RESOURCES POLICY Each operating company is responsible for managing all aspects of its own employee relations e.g. pay, pensions, benefits, hours of work, local code of conduct, agreements with unions, discipline, recruitment, promotions etc. These should be in accordance with the local legislation and custom and practice. However the principles relating to the treatment and respect due to the individual, as set out elsewhere in this Code should be incorporated in local policy. 14

RAISING A CONCERN Employees should, without fear of recrimination, voice their genuine concerns about matters which they believe violate this Code. There are a number of ways available to ensure that your concern is dealt with by an appropriate person who can investigate the matter. These include the use of local procedures or by contacting one of the following: Your immediate supervisor The Company Managing Director/President/ The HR Manager/The Finance Manager The Region/Product Group Directors & Presidents The Chief Financial Officer for the Division The Head of Internal Audit based at CRH plc. The persons holding the last three positions have been specifically named as people nominated to receive such complaints. Their names and contact details are published in the Employee Section on the CRH website (www.crh.com). Confidential telephone line CRH also operates a confidential line (“hot line”) for people who wish to use this route as a means of raising a concern. This is an independent multi-lingual service which will pass your concern to the appropriate senior person for investigation. The telephone number for this service will be available in your Company but can also be found on the Employee Section on the CRH website. Concerns relating to the Code may be made anonymously. However we would encourage you to disclose your name if possible as it will allow us to consult and report back to you. If you give your name it will not be disclosed by CRH unless required to do so by law. The use of the confidential line in some countries may be subject to restrictions imposed by local labour and data protection laws. The Head of Internal Audit, at least annually, will prepare a report, on all concerns raised via the confidential line to the Audit Committee of CRH. Exceptional reporting may be necessary from time to time for more serious concerns. Company Managing Directors/Presidents shall ensure that all employees are made aware of the existence of the confidential line and the relevant telephone number. It should be stressed that this confidential line is only available for complaints which are genuine breaches of the Code. Routine personnel matters such as rates of pay, conditions of employment etc. must be dealt with at local company level. Raising a concern – no reprisal The above procedures are operated in a confidential and trusting manner. There will be no action or reprisal taken against any person reporting a genuine suspicion. CRH will not tolerate retaliation or retribution for reporting such concerns. 15

CRH Managing health & safety and the environment HEALTH & SAFETY Our primary responsibility is to protect the health, safety and lives of people who come to work at or visit our many locations. In this respect our operations have a very challenging objective of zero fatalities and zero accidents. Our Health & Safety policy which applies to all companies is to: Comply, at a minimum, with all applicable legislation and continually improve our Health & Safety stewardship towards industry best practice; Ensure that our employees and contractors respect the Group’s Health & Safety guidelines; Ensure that our Companies provide a healthy and safe workplace for all our employees and contractors, and take due care of customers and visitors at our locations; Require our employees and contractors to work in a safe manner as mandated by law and industry best practice. While the management of Health & Safety is a daily priority of line management, every person carries a duty of care for their own actions as they interact in their workplace with other individuals. Employees are required to raise any concern they have regarding Health & Safety practice as a matter of urgency with their superior. Apart from the Group policies individual operating units and companies are required to set out more detailed parameters to conform to their own operating requirements and local law. The Group carries out a detailed annual review of the performance of all operating units the results of which are reported to the Board of CRH plc. 16

DRUGS AND ALCOHOL The use of alcohol, illegal drugs or prescribed medication, may seriously affect a person’s ability to do their job in a proper and safe manner. The misuse of medication, alcohol, controlled substances and the use of illegal drugs in relation to the workplace is prohibited. This prohibition includes the selling, purchase, transfer or improper action related to such products. The consumption of alcohol on site is not allowed except on exceptional occasions and subject to the specific prior approval of the location manager. ENVIRONMENT We consider our environmental responsibilities as absolutely critical to the operations we undertake. Our management systems in this regard are well established and are regularly reviewed taking into account industry best practice. Knowledge sharing around the Group also plays an important part in this process. Our policy which applies across all companies is to: Comply, as a minimum, with all applicable environmental legislation and to continually improve our environmental stewardship towards industry best practice; Ensure that our employees and contractors respect their environmental responsibilities; Optimise our use of energy and resources through efficiency gains and recycling; Proactively address the challenges and opportunities of climate change; Promote environmentally driven product innovation and new business opportunities; Be good neighbours in the many communities in which we operate. Daily responsibility for ensuring that the Group’s environmental policy is effectively implemented lies with individual location managers, assisted by a network of Environmental Liaison Officers (ELOs). The companies through their ELOs complete an annual return on performance which is reviewed by the Board of CRH plc. 17

CRH The International Building Materials Group CRH plc Belgard Castle Clondalkin Dublin 22 Ireland Tel +353 1 404 1000 Fax +353 1 404 1007 Email mail@crh.com Website www.crh.com